UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                 )

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MOLINA HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, May 1, 2013

Dear Fellow Stockholder:

Our 2013 annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, May 1, 2013, at 300 Oceangate, Suite 950, Long Beach, California, 90802, for the following purposes:

1.	To elect three Class II directors to hold office until the 2016 annual meeting, one Class I director to hold office until the 2015 annual meeting, and one Class III director to hold office until the 2014 annual meeting.

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000.

3.	To approve, as required by NYSE Listed Company Rule 312.03(c), the issuance of up to 26,980,472 shares of our common stock upon the potential exercise and settlement, or termination, as the case may be, of the warrants issued concurrently with the sale of our 1.125% Cash Convertible Senior Notes due 2020.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 12, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.

This notice and the accompanying proxy statement are being mailed or transmitted on or about March 28, 2013 to the Company’s stockholders of record as of March 12, 2013.

Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D.

Chairman of the Board, Chief Executive Officer,

and President

Long Beach, California

March 28, 2013

About the Annual Meeting	1
Annual Report	5
Corporate Governance	5
Corporate Governance and Nominating Committee	5
Board Diversity	6
Corporate Governance Guidelines	6
Director Independence	7
Related Party Transactions	8
Compensation Committee Interlocks	10
Code of Business Conduct and Ethics	10
Compliance Hotline	10
Communications with the Board	10
Proposal 1 — Election of Directors	11
Class II Director Nominees	12
Class I Director Nominee	13
Class III Director Nominee	14
Directors Whose Terms Are Not Expiring	15
Meetings of the Board of Directors and Committees	17
Meetings of Non-Management Directors	17
Board Leadership Structure	17
Board’s Role in Risk Oversight	17
Committees of the Board of Directors	18
Involvement in Certain Legal Proceedings	18
Non-Employee Director Compensation	19
Stock Ownership Guidelines for Directors	21
Executive Officers	21
Audit Matters	22
Audit Committee Report	22
Executive Compensation	23
The Compensation Committee Report	23
Compensation Discussion and Analysis	23
Summary Compensation Table	30
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year End	32
Option Exercises and Stock Vested	32
Nonqualified Deferred Compensation	33
Stock Ownership Guidelines for Executive Officers	33
Restrictions on Pledges of Shares by Directors and Executive Officers	34
Clawback Policy	34
Potential Payments Upon Termination and Change In Control	35
Management Analysis of Material Adverse Effects of Compensation Plans	39
Information About Stock Ownership	40
Proposal 2 — Amendment to Our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock From 80,000,000 to 150,000,000	42
Proposal 3 — Approval of the Issuance of Up to 26,980,472 Shares of Our Common Stock Upon the Potential Exercise and Settlement, or Termination, as the Case May Be, of the Warrants Issued Concurrently with the Sale of the Notes	43
Disclosure of Auditor Fees	45
Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm	46
Submission of Future Stockholder Proposals	46
Cost of Annual Meeting and Proxy Solicitation	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Householding	47
Other Matters	47
Appendix A – Certificate of Amendment to the Certificate of Incorporation of Molina Healthcare, Inc.	A-1

ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, May 1, 2013

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Molina Healthcare, Inc. (sometimes referred to herein as “the Company” or “Molina Healthcare”) is soliciting your vote at the 2013 annual meeting of Molina Healthcare’s stockholders.

What will I be voting on?

Stockholders will be voting on the following matters:

1.	The election of three Class II directors to hold office until the 2016 annual meeting, one Class I director to hold office until the 2015 annual meeting, and one Class III director to hold office until the 2014 annual meeting;

2.	The proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000;

3.	The approval, as required by NYSE Listed Company Rule 312.03(c), of the issuance of up to 26,980,472 shares of our common stock upon the potential exercise and settlement, or termination, as the case may be, of the warrants issued concurrently with the sale of our 1.125% Cash Convertible Senior Notes due 2020;

4.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

5.	In accordance with the best judgment of the individuals named as proxies on the proxy card, on any other matters properly brought before the meeting or any adjournment or postponement thereof.

Why are we seeking stockholders’ approval for Proposal 3?

We are seeking stockholders’ approval for Proposal 3 because, as described below, we have a contractual commitment to do so. As more fully described under the discussion of Proposal 3, on February 14, 2013, we issued $550,000,000 aggregate principal amount of our 1.125% Cash Convertible Senior Notes due 2020 (the “Notes”). The Notes are not convertible into our common stock. Rather, holders may convert their notes solely into cash. In connection with the pricing of the Notes, we entered into cash convertible note hedge transactions and warrant transactions. Pursuant to the warrant transactions, we issued and sold warrants (the “Warrants”) to purchase shares of our common stock.

Our common stock is listed on The New York Stock Exchange (“NYSE”), and we are subject to rules and regulations set forth in the NYSE Listed Company Manual. NYSE Listed Company Rule 312.03(c) (the “NYSE Stockholder Approval Rule”) requires stockholder approval prior to the issuance of securities in connection with a transaction (other than a public offering for cash or a bona fide private financing) involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.

Upon issuance, the Warrants would have been exercisable into 13,490,236 shares of our common stock at an exercise price of $53.8475 per share but for a share delivery cap initially set at 9,350,864 shares of our common stock (the “Share Cap”), which is 19.99% of the total number of shares outstanding on the day on which we issued the Warrants. The Share Cap was included to avoid a violation of the NYSE Stockholder Approval Rule. However, under the agreements pursuant to which the Warrants were issued and sold, we agreed to use our reasonable best efforts to seek approval from our stockholders, as required by the NYSE Shareholder Approval Rule, for the issuance of up to 26,980,472 shares of our common stock (i.e., two times the initial issuance number, but for the Share Cap) upon the exercise and settlement, or termination, as the case may be, of the Warrants.

The number of shares underlying the Warrants and the effective exercise price of the Warrants are subject to customary anti-dilution adjustments. In addition, the number of shares underlying the Warrants and the effective exercise price of the Warrants are subject to potential further adjustment, the most significant of which would only take effect if such underlying shares are no longer freely tradeable in the public market. This would occur if shares of our common stock issued upon exercise and settlement, or termination, as the case may be, of the Warrants, were delivered in a private placement and were subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such shares of our common stock pursuant to any applicable federal or state securities laws.

But for the limitation set forth in the NYSE Stockholder Approval Rule, taking potential adjustments into consideration (including adjustments in the event the underlying shares become restricted securities), we would be required to issue and deliver upon exercise and settlement, or termination, as the case may be, up to 26,980,472 shares of our common stock in a transaction that was neither a public offering for cash nor a bona fide private financing. Because this number exceeds 20% or our total shares of common stock outstanding on the date we issued the Warrants, we are seeking the approval of our stock holders for the issuance of a number of shares of our common stock in excess of 20% or our total shares of common stock outstanding on the date we issued the Warrants as required by the NYSE Stockholder Approval Rule.

What will be the consequences to us if stockholder approval of Proposal 3 is not obtained?

If we do not obtain stockholder approval of Proposal 3 on or prior to February 11, 2014, the Warrants will be subject to termination by each of the bank counterparties thereto at its option, and in connection with any such termination, we would be required to pay cash to the relevant bank counterparty (or deliver shares of our common stock with an equal value) in an amount equal to the then-current fair value of the terminated Warrants. Furthermore, if at any time prior to our obtaining stockholder approval of Proposal 3 (or any subsequent, identical proposal submitted to our stockholders), the notional number of shares of our common stock that would be deliverable at such time upon a fair value termination of the Warrants were to exceed 60% of the maximum number of shares that are deliverable upon exercise and settlement or termination of the Warrants (which maximum is equal to 19.9% of total shares of our common stock outstanding as of the date the Warrants were issued, allocated pro rata between the bank counterparties), the Warrants will be subject to termination by each of the bank counterparties thereto at its option, and in connection with any such termination, we would be required to pay cash to the relevant bank counterparty, or delivery shares of our common stock with an equal value, in an amount equal to the then-current fair value of the terminated Warrants. Any fair value termination of Warrants described in the two immediately preceding sentences could, in some circumstances, lead to a termination of the related cash convertible note hedge entered into between us and each of the bank counterparties to the Warrants, which would leave us unhedged with respect to our cash payment obligations on our outstanding 1.125% Cash Convertible Senior Notes due 2020, which obligations could be substantially in excess of the principal amount of such notes.

In addition, if we do not obtain stockholder approval of Proposal 3 on or prior to February 11, 2014, on February 11, 2014, and, unless we subsequently obtain stockholder approval of any identical proposal submitted to our stockholders, on each one year anniversary of such date, the term of the Warrants will be extended by one year (and the Warrants will become, as of February 11, 2014, exercisable by the bank counterparties thereto at any time).

How many votes do I have?

You will have one vote for every share of Molina Healthcare common stock you owned on March 12, 2013, which was the record date.

How many votes can be cast by all stockholders?

45,362,697, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 22,681,349 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by April 30, 2013, the day before the annual meeting.

If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote or revoke my proxy?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 200 Oceangate, Suite 100, Long Beach, California 90802. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I do not vote for the four proposals listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted as follows:

1.	For the five director nominees listed on the card;

2.	For the approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000;

3.	For the approval of the issuance of up to 26,980,472 shares of our common stock upon the potential exercise and settlement, or termination, as the case may be, of the Warrants; and

4.	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Can my broker vote my shares for me on each of the proposals?

Proposals 1 and 3 are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on Proposals 1 and 3 if the beneficial owners fail to provide voting instructions. Please vote your proxy so your vote can be counted.

Proposals 2 and 4 are considered a routine matters under the NYSE rules on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions.

Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?

If you do not vote your shares held in street name, your broker can vote your shares on matters that the NYSE has ruled discretionary. As noted above, Proposals 1 and 3 are not discretionary items. However, Proposal 2 (to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000) and Proposal 4 (to ratify the appointment of Ernst & Young LLP) are discretionary items, and thus NYSE member brokers that do not receive instructions from beneficial owners may vote such shares at their discretion for these proposals.

If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

How many votes are needed for each proposal and how are the votes counted?

In the election of directors (Item 1 on the proxy card) the five nominees receiving the greatest number of votes cast for shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000 (Item 2 on the proxy card) requires the affirmative for vote of a majority of the shares outstanding and entitled to vote at the annual meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 2.

The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

(i)	the approval of the issuance of up to 26,980,472 shares of our common stock upon the exercise of the Warrants (Item 3 on the proxy card);

(ii)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Item 4 on the proxy card); and

(iii)	any other proposal that might properly come before the meeting.

Abstentions will be counted toward the tabulation of votes cast on Proposals 3, and 4, and will have the effect of negative votes. Broker non-votes will have the effect of negative votes.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need proof of stock ownership to attend the annual meeting?

Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.

When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.

How can I access Molina Healthcare’s proxy materials and 2012 Annual Report electronically?

This proxy statement and the 2012 Annual Report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “2013 Annual Meeting Materials.”

Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

Where can I find the voting results?

We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K, which we expect to file within four business days after the annual meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at www.molinahealthcare.com, or through the EDGAR system of the Securities and Exchange Commission, or SEC, at www.sec.gov. Information on our website does not constitute part of this proxy statement.

Annual Report

If you received these materials by mail, you should have also received with them Molina Healthcare’s Annual Report to Stockholders for 2012. The 2012 Annual Report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the SEC, the Company’s performance graph appears on page 32 of our 2012 Annual Report.

Corporate Governance

Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.

The current charters of the audit committee, the corporate governance and nominating committee, the compensation committee, and the compliance committee, as well as Molina Healthcare’s corporate governance guidelines, code of business conduct and ethics, and Related Person Transaction Policy are available in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Vice President of Investor Relations, 200 Oceangate, Suite 100, Long Beach, California 90802.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.

Molina Healthcare has designated the chair of the board’s corporate governance and nominating committee — Ronna E. Romney — as its lead director. The lead director presides at executive sessions of the independent directors, serves as a liaison between the chairman and the independent directors, approves information sent to the board, approves meeting agendas for the board, and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the committee and the board.

Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.

Effective March 11, 2013, the board of directors, acting pursuant to the company’s bylaws, expanded the size of the board from nine to eleven and elected Daniel Cooperman as a Class I director to fill the vacancy in Class I resulting from the increase in the size of the board, elected Steve James as a Class II director to fill an existing vacancy in Class II, and elected Dale Wolf as a Class III director to fill the vacancy in Class III resulting from the increase in the size of the board. For the 2013 annual meeting, the Company did not receive notice of any director nominations from its stockholders.

Board Diversity

Diversity is among the factors that the corporate governance and nominating committee considers when evaluating the composition of the board. Among the criteria for board membership as stated in the Company’s Corporate Governance Guidelines is a diversified membership: “The Board shall be committed to a diversified membership, in terms of the various experiences and areas of expertise of the individuals involved.” As set forth in our corporate governance guidelines, diversity may reflect age, gender, ethnicity, industry focus and tenure on the board so as to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards and the Company’s Bylaws and other corporate governance documents.

Each director candidate contributes to the board’s overall diversity by providing a variety of perspectives, personal, and professional experiences and backgrounds. The board is satisfied that the current nominees reflect an appropriate diversity of gender, age, race, geographical background, and experience, and is committed to continuing to consider diversity issues in evaluating the composition of the board.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The Guidelines are reviewed annually and revised as necessary. The Guidelines outline the responsibilities, operations, qualifications, and composition of the board. The Guidelines provide that a majority of the members of the board shall be independent.

The Guidelines require that all members of the Company’s audit, corporate governance and nominating, and compensation committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.

Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2012 annual meeting.

The corporate governance and nominating committee conducts an annual review of board performance, and an annual review of individual director performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.

Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare makes available to the board educational seminars on a variety of topics. These seminars are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.

The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee to identify potential successors to the chief executive officer, the chief financial officer, and other senior executive officers of the Company.

Director Independence

The board of directors has determined that, except for Dr. J. Mario Molina and Mr. John Molina, each of the directors of the Company, including the five nominees identified in this proxy statement, has no material relationship with the Company that would interfere with the exercise of his or her independent judgment as a director, and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, consulting, legal, accounting, charitable, and familial relationships. The board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

•

Is, or has been within the last three years, an officer or employee of the Company or its subsidiaries, or has an immediate family member who is or has been within the last three years an officer or employee of the Company or its subsidiaries.

•

Has received, or who has an immediate family member who has received, during any 12 month period within the last three years, direct compensation from the Company in excess of $120,000 (other than director or committee fees or pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service).

•

Is or has been an executive officer of another company or is or has been an immediate family member of an executive officer of another company where any of the Company’s executive officers at the same time served on that company’s compensation committee during any of the last three years.

•

(a) Is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was, or has an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

•

Is a current employee, or is an immediate family member of a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be considered independent if Section 303A.02(b) of the NYSE Listed Company Manual (or any applicable successor listing standard) otherwise disqualifies such director from being considered independent. The independence of directors and the materiality of any business relationships delineated above shall be determined by the Board, and its determination shall be final.

Related Party Transactions

The board has adopted a policy regarding the review, approval, and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s general counsel all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The general counsel shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.

6th & Pine Lease

On February 27, 2013, the Company entered into a build-to-suit office building lease (the “Lease”) with 6th & Pine Development, LLC (the “Landlord”) for approximately 190,000 rentable square feet of office space and 15,000 square feet of storage space located at 604 Pine Avenue, Long Beach, California (the “Project”). The principal members of the Landlord are John Molina, the chief financial officer and a director of the Company, and his wife. In addition, in connection with the construction of the Project, John Molina has pledged 650,000 shares of common stock in the Company he holds as trustee of the Molina Siblings Trust. Each of John Molina, and Dr. J. Mario Molina, the Company’s chief executive officer and chairman of the board of directors, are one-fifth beneficiaries of the Molina Siblings Trust.

The Landlord is expected to construct the Project on a “turnkey” basis, which will consist of two office buildings, on-site parking, common areas and certain amenities, and the right to use up to 500 off-site parking spaces to be secured by the Landlord. The two office buildings will be comprised of:

•

an existing building located on the site and commonly known as the Independent Press Telegram building (the “Existing Building”), which the Landlord is required to substantially refurbish as part of Phase I of the Project. Upon completion of the refurbishment, the Existing Building is expected to contain approximately 70,000 square feet of office space and 15,000 square feet of storage space, and

•

a new building (the “New Building”), which the Landlord is required to construct as part of Phase II of the Project following the demolition of a building currently located on the site commonly known as the Meeker-Baker building. Upon completion of the construction, the New Building is expected to contain approximately 120,000 square feet of office space.

The term of the Lease with respect to the Existing Building is expected to commence on June 1, 2013, and the term of the Lease with respect to the New Building is expected to commence on November 1, 2014. The initial term of the Lease with respect to both buildings expires on December 31, 2024, subject to two options to extend the term for a period of five years each.

Commencing on the commencement date of the lease for the Existing Building, the monthly base rent due under the Lease is (i) for the office space, initially $2.70 per rentable square foot, increasing by 3.75% per year through the initial term, and (ii) for the storage space, initially $1.40 per rentable square foot, increasing by 3.75% per year through the initial term. The total rental payments by the Company under the Lease during fiscal year 2013 are expected to be approximately $1,507,000. Base rent during the extension terms will be the greater of then-current base rent or fair market rent. The Lease is a full service, base year, gross lease. Accordingly, the rent payable by the Company includes the cost of all utilities, taxes, insurance and maintenance with respect to the Project for the base year, 2015. The Company will be responsible for any increases in the cost of utilities, taxes, insurance and/or maintenance in excess of the cost therefor during the base year, 2015 (subject to certain customary limitations). The Company will also pay $600 per year for each on-site parking space (213) and for each off-site parking space that the Company elects to use (up to 500). The per year, per space parking rate will increase by 3% each year for each on-site parking space and by CPI, with a cap of 3%, for each off-site space.

During the first five years of the term of the Lease, the Company has a right of first offer to purchase the Project (including any transferable off-site parking rights held by the Landlord), and from and after year five of the Lease, the Company has an option to purchase the Project (including any transferable off-site parking rights held by the Landlord) for a purchase price equal to the fair market value for the Project.

In November 2011, the Company’s board of directors organized a special committee of five independent directors (the “Special Committee”) consisting of Steve Orlando, Ronna Romney, John Szabo, Charles Fedak, and Dr. Frank Murray, and delegated to the Special Committee full power and authority to consider and enter into any real property transaction to meet the Company’s space needs. Following its formation, the Special Committee undertook a review of, among other things, the Company’s projected space needs and available space options. In connection with its work, the Special Committee retained Latham & Watkins LLP, as its independent legal counsel, and Duff & Phelps LLC, as its independent real estate advisor. During 2012, the Special Committee met thirteen times. Following the completion of its work, the Committee determined that it was appropriate to enter into the Lease with the Landlord under its terms and conditions, and accordingly approved the Company’s entry into the Lease.

Joseph M. Molina, M.D., Professional Corporations

Our wholly owned subsidiary, American Family Care, Inc., or AFC, provides non-clinical administrative services to the Molina primary care clinics. In 2012, AFC entered into services agreements with the Joseph M. Molina, M.D. Professional Corporations, or JMMPC. JMMPC was created to further advance our direct delivery line of business. Its sole shareholder is Joseph M. Molina, M.D. (Dr. J. Mario Molina), our chairman of the board, president and chief executive officer. Dr. Molina is paid no salary and receives no dividends in connection with his work for, or ownership of, JMMPC. Under the services agreements, AFC provides the clinic facilities, clinic administrative support staff, patient scheduling services and medical supplies to JMMPC, and JMMPC provides routine outpatient professional medical services. While JMMPC may provide some services to the general public, substantially all of the individuals served by JMMPC are members of our health plans. JMMPC does not have agreements to provide professional medical services with any other entities. In addition to the services agreements with AFC, JMMPC has entered into affiliation agreements with us. Under these agreements, we have agreed to fund JMMPC’s operating deficits, or receive JMMPC’s operating surpluses, based on a monthly reconciliation such that JMMPC will operate at break even and derive no profit.

We have determined that JMMPC is a variable interest entity, or VIE, and that we are its primary beneficiary. We have reached this conclusion under the power and benefits criterion model according to U.S. generally accepted accounting principles. Specifically, we have the power to direct the activities that most significantly affect JMMPC’s economic performance, and the obligation to absorb losses or right to receive benefits that are potentially significant to the VIE, under the services and affiliation agreements described above. Because we are its primary beneficiary, we have consolidated JMMPC. JMMPC’s assets may be used to settle only JMMPC’s obligations, and JMMPC’s creditors have no recourse to the general credit of the Company. As of December 31, 2012, JMMPC had total assets of $1.4 million, comprising primarily cash and equivalents, and total liabilities of $1.1 million, comprising primarily accrued payroll and employee benefits.

Our maximum exposure to loss as a result of our involvement with this entity is equal to the amounts needed to fund JMMPC’s ongoing payroll and employee benefits. We believe that such loss exposure will be immaterial to our consolidated operating results and cash flows for the foreseeable future. For the year ended December 31, 2012, we provided an initial cash infusion of $0.3 million to JMMPC in the first quarter of 2012 to fund its start-up operations. During 2012 our health plans received $0.2 million from JMMPC under the terms of the affiliation agreement.

Stock Repurchase

On December 26, 2012, the Company purchased 110,988 shares of its common stock from certain Molina family trusts for an aggregate purchase price of $3.0 million. This purchase transaction was approved by our board of directors. The shares were purchased at a price of $27.03, representing the closing price per share of the Company’s common stock on December 26, 2012. The shares were purchased from the Janet M. Watt Separate Property Trust dated 10/22/2007, or the Separate Property Trust, and the Watt Family Trust dated 10/11/1996, or the Family Trust. Janet M. Watt is the sister, and her husband Lawrence B. Watt is the brother-in-law, of Dr. J. Mario Molina and John Molina. Ms. Watt is the sole trustee of the Separate Property Trust, and a co-trustee with Lawrence B. Watt of the Family Trust.

Equity Investment in Medical Service Provider

The Company has an equity investment in a medical service provider that provides certain vision services to the Company’s members. The Company accounts for this investment under the equity method of accounting because the Company has an ownership interest in the investee that confers significant influence over operating and financial policies of the investee. For both years ended December 31, 2012, and 2011, the Company’s carrying amount for this investment amounted to $3.9 million. For the years ended December 31, 2012, 2011, and 2010, the Company paid $28.4 million, $24.3 million, and $22.0 million, respectively, for medical service fees to this provider.

Compensation Committee Interlocks

The persons listed on page 19 were the members of the compensation committee during 2012. No member of the compensation committee was a part of a “compensation committee interlock” during fiscal year 2012 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2012. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.

Compliance Hotline

The Company encourages employees to raise possible ethical issues. The Company offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o Corporate Secretary, Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our eleven-member board of directors is divided into three classes — Class I, Class II, and Class III — with each class I and III having four board seats and Class II having three board seats. The terms of the Class II directors expire at the 2013 annual meeting, while the terms of the Class III directors expire at the 2014 annual meeting, and the terms of the Class I directors expire at the 2015 annual meeting.

Effective March 11, 2013, the board of directors, acting pursuant to the Company’s bylaws, expanded the size of the board from nine to eleven, elected Steven James as a Class II director to fill an existing vacancy in Class II, elected Daniel Cooperman as a Class I director to fill the vacancy in Class I resulting from the increase in the size of the board, and elected Dale Wolf as a Class III director to fill the vacancy in Class III resulting from the increase in the size of the board. For the 2013 annual meeting, the Company did not receive notice of any director nominations from its stockholders.

Although, as stated above, the terms of the Class III directors expire at the 2014 annual meeting and the terms of the Class I directors expire at the 2015 annual meeting, our bylaws provide that a director appointed when a new directorship is created (i.e., as a result of the March 2013 expansion of the size of the board) shall serve until the next election of directors. Accordingly, the terms of Messrs. Cooperman and Wolf, even though they are a Class I and Class III director, respectively, will terminate at the 2013 annual meeting unless they are re-elected as directors at that meeting.

The three current Class II directors are Charles Z. Fedak, Steven James, and John C. Molina. The directors to be elected as Class II directors at the 2013 annual meeting will serve until the 2016 annual meeting. If Mr. Wolf is elected as a Class III director, he will serve until the 2014 annual meeting, and if Mr. Cooperman is elected as a Class I director, he will serve until the 2015 annual meeting. All directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his election than votes against his election will be elected.

The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated the following persons for election at the 2013 annual meeting:

•	the three incumbent Class II directors — Charles Z. Fedak, Steven James, and John C. Molina for election as Class II directors;

•	Daniel Cooperman for election as a Class I director; and

•	Dale Wolf for election as a Class III director.

Proxies can only be voted for the five named nominees.

In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS II DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Charles Z. Fedak, 61	Founder, Charles Z. Fedak & Co., CPAs

•  Served as Molina Healthcare director since 2002 (Class II director)

•  Chairman of audit committee

•  Member of compensation committee and compliance committee

•  Certified public accountant since 1975

•  Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981

•  Employed by KPMG from 1975 to 1980

•  Employed by Ernst & Young LLP from 1973 to 1975

•  Holds MBA degree from California State University, Long Beach

•  Molina Healthcare audit committee financial expert

John C. Molina, 48	Chief Financial Officer, Molina Healthcare

•  Served as Molina Healthcare director since 1994 (Class II director)

•  Member of compliance committee

•  Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003

•  Member of the Federal Reserve Bank of San Francisco board of directors, Los Angeles branch

•  Past president of the California Association of Primary Care Case Management Plans

•  J.D. from the University of Southern California School of Law

•  Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer

Steven James, 55	Audit Partner, Ernst & Young LLP, Retired

•  Served as Molina Healthcare director since 2013 (Class II director)

•  Has 30 years-experience supervising audits of public and private healthcare companies

•  Partner, Ernst & Young LLP, from 1992 to 2009; previously with Ernst & Whinney (predecessor to Ernst & Young LLP) from 1979

•  Leader of Ernst & Young Pacific Southwest Area Health Sciences audit and business advisory services practice from 2005 to 2009

•  Bachelor of Science degree in Business Administration with an emphasis in accounting from University of Redlands

•  Certified Public Accountant (active and in good standing)

CLASS I DIRECTOR NOMINEE

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Daniel Cooperman, 62	Of Counsel, Bingham McCutchen LLP

•  Served as Molina Healthcare director since 2013 (Class I director)

•  Member of the Board of Directors of LegalZoom.Com, Inc. since 2012, an online provider of services

•  Member of the Board of Directors of Nanoscale Components Inc. since 2012, a nanoscale capacitor development and manufacturing company

•  Member of the Board of Directors of Second Harvest Food Bank of Santa Clara and San Mateo Counties since 2010, a non-profit corporation formed to food distribution and nutritional assistance to low-income individuals and families in Santa Clara and San Mateo counties, California

•  Senior Advisor on issues relating to international expansion and the interface between outside counsel and in-house counsel at Bingham McCutchen, LLP, a global law firm, since 2010

•  Senior Vice President, Secretary, and General Counsel of Apple Inc. from 2007 to 2009

•  Senior Vice President, Secretary, and General Counsel of Oracle Corporation from 1997 to 2007

•  Partner, McCutchen, Doyle, Brown & Enerson from 1977 to 1997

•  Lecturer, Stanford Law School and Graduate School of Business since 2010

•  Fellow, Arthur and Toni RembeRock Center for Corporate Governance, Stanford Law School and Graduate School of Business since 2012

•  Strategic Advisor, Institutional Venture Partners since 2010

•  Graduated Dartmouth College with an A.B. in Economics with highest distinction

•  Juris Doctorate, Stanford Law School

•  MBA, Stanford Graduate School of Business

CLASS III DIRECTOR NOMINEE

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Dale Wolf, 58	Executive Chairman, Correctional Healthcare Companies, Inc.

•  Served as Molina Healthcare director since 2013 (class III director)

•  Chief Executive Officer of Coventry of Health Care, Inc. from 2005 to 2009

•  Executive Vice President, Chief Financial Officer, and Treasurer of Coventry Health Care, Inc. from 1996 to 2004

•  Member of the Board of Directors of Coventry Healthcare, Inc. from 2005 to 2009

•  Member of the Board of Directors of Catalyst Health Solutions, Inc. from 2003 to 2012

•  Member of the Board of Directors of Correctional Healthcare Companies, Inc. since 2012

•  Executive Chairman, Correctional Healthcare Companies, Inc. since 2012, a national provider of correctional healthcare solutions that improve public safety, manage risk, reduce recidivism, and extend budgetary resources

•  Graduated Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors

•  Completed MIT Sloan School Senior Executive Program

•  Fellow in the Society of Actuaries since 1979

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FIVE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

J. Mario Molina, M.D., 54	President and Chief Executive Officer, Molina Healthcare

• Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996

• Served as chairman of the board since 1996 (Class III director)

• Served as medical director of Molina Healthcare from 1991 through 1994 and was vice president responsible for provider contracting and relations, member services, marketing, and quality assurance from 1994 to 1996

• Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital

• Licensed to practice medicine in the States of Florida, Georgia, Maryland, Michigan, New Mexico, Ohio, Utah, Virginia, and Washington

• Received Board Certification in metabolism

• Brother of John C. Molina, Molina Healthcare’s chief financial officer

Garrey E. Carruthers, 73	Dean of the College of Business of New Mexico State University

• Served as Molina Healthcare director since February 2012 (Class I director)

• Member of audit committee, corporate governance and nominating committee, and compliance committee

• Served as New Mexico State University’s Vice President for Economic Development since 2006

• Served as the Director of the University’s Pete V. Domenici Institute since 2009

• Was the President and Chief Executive Officer of Cimarron Health Plan in New Mexico from 1993 to 2003

• From 1987 to 1990, served a term as the Governor of the state of New Mexico

• From 1981 to 1984, served as Assistant Secretary of the U.S. Department of the Interior

• Holds a Ph.D. in economics from Iowa State University

Frank E. Murray, M.D., 82	Retired Private Medical Practitioner

• Served as Molina Healthcare director since June 2004 (Class I director)

• Member of corporate governance and nominating committee, compensation committee, and compliance committee

• Has over 40 years of experience in the health care industry, including significant experience as a private practitioner in internal medicine

• Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group

• Served on the boards of directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA)

• Retired as medical practitioner in 1995

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Steven J. Orlando, 61	Founder, Orlando Company

•Served as Molina Healthcare director since November 2005 (Class III director)

•Member of audit committee, compensation committee, and corporate governance and nominating committee

•Has over 30 years of business and corporate finance experience

•From 1988 to 1994 and from 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company

•Served as Greater Sacramento Bancorp director and chairman of its audit committee since January 2009

•From 1997 to 2000, served as the chief financial officer of System Integrators, Inc., an international software company

•Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation

•Certified public accountant (inactive)

Ronna E. Romney, 69	Director, Park-Ohio Holding Corporation

•Served as Molina Healthcare director since 1999 (Class III director)

•Lead independent director

•Chairwoman of corporate governance and nominating committee

•Member of audit committee and compensation committee

•Director of Molina Healthcare of Michigan from 1999 to 2004

•Since 2001 to present, served as director for Park-Ohio Holdings Corp., a publicly-traded logistics and manufacturing company

•Candidate for the United States Senate for state of Michigan in 1996

•From 1989 to 1993, appointed by President George H. W. Bush to serve as Chairwoman of the President’s Commission on White House Fellowships

•From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan

•From 1985-1989 appointed by President Ronald Reagan to serve as Chairwoman of the President’s Commission on white House Presidential Scholars

•From 1982 to 1985, appointed by President Ronald Reagan to serve as Commissioner of the President’s National Advisory Council on Adult Education

John P. Szabo, Jr., 48	Private Investor

•Served as Molina Healthcare director since March 2005 (Class I director)

•Chairman of compensation committee

•Member of audit committee and compliance committee

•In January 2006, founded Flint Ridge Capital LLC, an investment advisory company

•Has over 25 years experience in financial services, consisting of 12 years as an equity research analyst, including working from 2000 to 2005 as a sell-side analyst at CIBC World Markets following health care services stocks, and from 1993 to 2000 as a buy-side analyst following numerous sectors, 7 years as fund manager, and 6 years experience in commercial banking

•Prior to career as equity analyst, spent six years in global corporate finance, primarily as an officer of The Mitsubishi Bank

•Earned a B.S.B.A., majoring in Finance and International Business, from Bowling Green State University

Meetings of the Board of Directors and Committees

During 2012, the board of directors met eleven times, the audit committee met nine times, the corporate governance and nominating committee met five times, the compensation committee met eight times, and the compliance committee met four times. The Special Committee organized in November 2011 met thirteen times during 2012. Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2012 and each director attended the 2012 annual meeting of stockholders held on May 2, 2012.

Meetings of Non-Management Directors

The Company’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Board Leadership Structure

Dr. J. Mario Molina currently serves as both the Company’s chairman of the board and its chief executive officer. The board believes that Dr. Molina’s serving in these dual roles provides for productive and transparent communications between management and the board. In addition, the board strongly supports having an independent director in a board leadership position at all times. The board has appointed Ronna E. Romney, one of its independent members as lead independent director and equipped her with significant authority and responsibilities, as described below. Having an independent lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The Company’s board has determined that the current board leadership structure, with a combined chairman and chief executive officer, along with a separate lead independent director, is the most appropriate structure at this time.

The authority and responsibilities of the lead independent director are detailed in the Company’s Corporate Governance Guidelines. The independent director shall preside at all meetings of the board at which the chairman of the board is not present, assume the responsibility of chairing the regularly scheduled meetings of independent directors, and serve as the primary interface between the independent directors, the chief executive officer, and the chairman of the board, as applicable, in communicating the matters discussed during the session where the chief executive officer or the chairman of the board was not present. In addition to any other responsibilities that the independent directors as a whole might designate from time to time, the lead independent director is also responsible for approving (i) the quality, quantity and timeliness of the information sent to the board, (ii) the meeting agenda items for the board, and (iii) the meeting schedules of the board to assure that there is sufficient time for discussion of all agenda items. The lead independent director has the authority to call meetings of the independent directors and to set the agendas for such meetings. If requested by major stockholders of the Company, the lead independent director is responsible for ensuring that he or she is available, when appropriate, for consultation and direct communication in accordance with procedures developed by the Company and the lead independent director.

Board’s Role in Risk Oversight

The board oversees the Company’s overall risk management function. The board regularly receives a report on risks from senior management with respect to the Company’s management of major risks, including efforts to identify, assess, manage, and mitigate risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. The board’s role is to oversee this effort and to consult with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed. In addition, the compensation committee reviews compensation programs to ensure that they do not encourage unnecessary or excessive risk-taking.

Committees of the Board of Directors

The four standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; (iii) the compensation committee; and (iv) the compliance committee.

The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent accountants and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent accountants on the results, scope, and terms of their work, and the recommendations of the independent accountants concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent accountants regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent accountants, (vi) reviewing and approving fees to be paid to the independent accountants, (vii) reviewing and approving all permitted non-audit services to be performed by the independent accountants, (viii) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (ix) considering other appropriate matters regarding the financial affairs of the Company, and (x) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.

The audit committee consists of Mr. Fedak (Chair), Gov. Carruthers, Mr. Orlando, Ms. Romney, and Mr. Szabo. The board has determined that each of Mr. Fedak and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The audit committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these Guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to help ensure that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.

The corporate governance and nominating committee currently consists of Ms. Romney (Chair), Gov. Carruthers, Dr. Murray, and Mr. Orlando, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The corporate governance and nominating committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer, for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other senior executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s proxy statement filing with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan and the 2011 Equity Incentive Plan. The committee also reviews Molina Healthcare’s succession planning and executive development activities, as well as the performance of senior management.

Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.

The compensation committee currently consists of Mr. Szabo (Chair), Mr. Fedak, Mr. Orlando, Dr. Murray, and Ms. Romney. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code.

A copy of the compensation committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The compliance committee currently consists of Gov. Carruthers (Chair), Mr. Fedak, Dr. Murray, Mr. Szabo, and John Molina. With the exception of Mr. Molina, all members of the compliance committee are “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The compliance committee, together with the audit committee, assists the board of directors in its oversight of the Company’s compliance with applicable legal and regulatory requirements. Whereas the audit committee has oversight over matters of financial compliance (e.g., accounting, auditing, financial reporting, and investor disclosures), as to all other areas of compliance (“non-financial compliance”), the compliance committee has oversight responsibility in the first instance. However, the two committees meet jointly at least annually to review the major non-financial compliance matters, including the overall state of compliance, significant legal or regulatory compliance exposures, and material reports or inquiries from regulators. The compliance committee also is responsible for overseeing the Company’s compliance program and monitoring its performance. The compliance committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, officer, nominee, or principal stockholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.

Non-Employee Director Compensation

The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines their compensation. During 2012, the Company paid each non-employee director an annual retainer of $50,000. We also paid an additional annual retainer of $20,000 to the lead independent director, $17,500 to the chair of the audit committee, $5,000 to each audit committee member, $12,500 to the chairs of each of the corporate governance and nominating committee and the compensation committee, and $7,500 to the chair of the compliance committee. We paid each non-employee director $2,000 for each board and committee meeting attended in person, except each audit committee member received $2,500 for each audit committee meeting attended. Non-employee directors also received $1,000 for participation in each telephonic board meeting. During 2012 we paid the members of the Special Committee a per meeting fee of $2,500, and we also paid the chair of the Special Committee, Steven J. Orlando, a one time retainer of $17,500. The Company also reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Molina Healthcare in their capacities as directors. Such expenses include food, lodging, and transportation. Directors who are employees of the Company or its subsidiaries do not receive any compensation for their services as directors. In 2012, the directors who were employees were Dr. J. Mario Molina and John Molina.

In order to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, each non-employee director was granted 12,000 shares of common stock, vesting in 3,000 share increments at the end of each fiscal quarter subsequent to the date of the annual stockholder meeting. The total value of this stock grant in 2012 for each non-employee director was $319,080.

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)		Total ($)
Garrey E. Carruthers, Ph.D. (2)	98,916	374,165	209,618	—		682,699
Charles Z. Fedak	170,000	319,080	—	52,815	(4)	541,895
Frank E. Murray	131,000	319,080	—	—		450,080
Steven J. Orlando	170,000	319,080	—	—		489,080
Sally K. Richardson (3)	50,750	319,080	—	350,000	(3)	719,830
Ronna E. Romney	185,500	319,080	—	335,550	(5)	840,130
John P. Szabo, Jr.	164,000	319,080	—	—		483,080

(1)	The amounts in this column do not reflect compensation actually received by the named director. Rather, the amounts shown represent the aggregate grant date fair value of the award of 12,000 shares on May 3, 2012, using the closing price of our common stock on that grant date of $26.59.

(2)	Garrey E. Carruthers, Ph.D. was appointed to the board of directors on February 13, 2012. In connection with his appointment, Gov. Carruthers was awarded 1,582 shares of common stock which vested on March 31, 2012. The grant date fair value of this award was $33.63 per share, for a total value of $55,085, and represented a pro-rata award for the number of days Gov. Carruthers served for the board year ended May 2, 2012, the date of our 2012 annual meeting. Additionally, Gov. Carruthers was awarded nonqualified options to purchase 15,000 shares of common stock when he was appointed to the board of directors. Such options had a grant date fair value of $209,618, or approximately $13.97 per share.

(3)	Sally K. Richardson retired from the board of directors effective June 28, 2012. In connection with her retirement, Ms. Richardson was paid a one-time cash payment in the amount of $350,000 on June 28, 2012. The unvested restricted shares of common stock which she held as of that date were terminated.

(4)	On November 8, 2012, Mr. Fedak exercised 3,500 options. The exercise price of the options was $11.32 per share, compared with a market value of $26.41 per share. The amount shown represents the aggregate difference between the market value of the shares and the option exercise price.

(5)	On February 28, 2012, Ms. Romney exercised 15,000 options. The exercise price of the options was $11.32 per share, compared with a market value of $33.69 per share. The amount shown represents the aggregate difference between the market value of the shares and the option exercise price.

The compensation committee periodically reviews benchmarking assessments of director compensation at comparable companies in order to determine competitive levels of compensation to attract qualified candidates for board service. During early 2013, the compensation committee retained the firm of James F. Reda & Associates, LLC, a Division of Gallagher Benefit Services, Inc. (the “Reda Firm”), to conduct a total compensation study of the amounts paid to the directors of the Company. The Company’s director compensation is heavily weighted toward restricted equity grants. Specifically, equity compensation accounts for 77% of total director compensation, compared with 54% for the peer group according to the Reda Firm. This reflects the compensation committee’s view that director compensation should be directly linked to the Company’s stock price performance. The Company awards directors a fixed number of shares each year whereas most of its peers award a fixed dollar amount of stock. As a result, reported director compensation may vary considerably from year to year depending on the Company’s stock price, which has historically experienced periods of relatively high volatility. Realized pay may also vary considerably from reported pay given the stock’s volatility. With the recent addition of three new directors, the compensation committee intends to review the report prepared by the Reda Firm later this year and may consider potential changes in the structure and amount of director compensation.

Stock Ownership Guidelines for Directors

The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company.

In March 2013, the board of directors revised the Company’s Stock Ownership Guidelines for Directors, to provide that directors shall own shares of the Company’s stock equal in value to at least three (3) times the aggregate annual cash retainer amounts payable to the director. The value of a director’s holdings shall be based on the average closing price of a share of the Company’s stock for the previous calendar year. The prior policy, in effect prior to the March 2013 revision, encouraged directors to own at least 4,500 shares of the Company’s commons stock. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Until a director’s stock ownership requirement is met, the director must retain at least 50% of all “net settled shares” received from the vesting, delivery, or exercise of equity awards granted under the Company’s equity award plans until the total value of all shares held equals or exceeds the director’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after the payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs. Shares that are pledged shall not be counted toward the director’s ownership requirements.

Non-employee directors must comply with the stock ownership guidelines within five (5) years of their election to the board of directors. Each director of the Company, except the newly elected directors, Messrs. Cooperman, James, and Wolf, who were elected to the board of directors in March 2013, satisfied the prior stock ownership guidelines as of December 31, 2012, as well as the revised stock ownership guidelines as of the record date, March 12, 2013.

Executive Officers

Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2012.

Terry P. Bayer, 62, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. From 2006 – 2008 Ms. Bayer served on the board of Apria Healthcare Group Inc. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association (VHA); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a juris doctorate from Stanford University, a master’s degree in public health from the University of California, Berkeley, and a bachelor’s degree in communications from Northwestern University.

Joseph W. White, 54, served as our vice-president of accounting from 2003 and as our chief accounting officer since 2007. In his role as chief accounting officer, Mr. White is responsible for oversight of the Company’s accounting, reporting, forecasting, budgeting, actuarial, procurement, treasury and facilities functions. Mr. White has 30 years of financial management experience in the health care industry. Prior to joining the Company in 2003, Mr. White worked for Maxicare Health Plans, Inc. from 1987 through 2002. Mr. White holds a Master’s degree in Business Administration and a Bachelor’s degree in Commerce from the University of Virginia. Mr. White is a Certified Public Accountant.

Jeff D. Barlow, Esq. 50, has served as the senior vice-president, general counsel and secretary since July 2010. Prior to that, Mr. Barlow had served as vice-president, assistant corporate secretary and associate general counsel of Molina Healthcare since March 2004. Mr. Barlow has over 22 years of legal experience, including counseling clients regarding federal securities laws, corporate governance, mergers and acquisitions, and litigation. Mr. Barlow graduated from the University of Utah with a Bachelor of Arts degree in 1987.

Additionally, Mr. Barlow received his Juris Doctorate degree from the University of Pittsburgh School of Law in 1990 and his Master Public Health degree from the University of California, Berkeley in 1995. Mr. Barlow is a member of the American Bar Association, California State Bar Association, Sacramento County Bar Association, Arizona State Bar Association, the American Health Lawyers Association, the California Society for Healthcare Attorneys, and the American Academy for the Advancement of Science.

Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

AUDIT MATTERS

Audit Committee Report

The audit committee (“committee”) operates under a charter that specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.

The board of directors has determined that all five members of the committee are independent based upon the standards adopted by the board, which incorporate the independence requirements under applicable laws, rules, and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures. The committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The committee’s meetings facilitate communication among the members of the committee, management, the internal auditors, and the Company’s independent auditors. The committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.

The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2012 with management, the internal auditors, and the Company’s independent auditors.

The committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related, and tax compliance services. The committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the committee charter, the committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Audit Committee

Charles Z. Fedak, CPA, MBA, Chair
Garrey E. Carruthers
Ronna E. Romney
John P. Szabo, Jr.
Steven J. Orlando, CPA (inactive)

EXECUTIVE COMPENSATION

The Compensation Committee Report

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John P. Szabo, Jr., Chair
Charles Z. Fedak, CPA, MBA
Frank E. Murray, MD
Steven J. Orlando, CPA (inactive)
Ronna E. Romney

March 14, 2013

Compensation Discussion and Analysis

Overview

The Company is committed to responsible compensation practices and structures. For 2013, the Company believes it has balanced the need to retain, motivate, and reward its employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of risk management and performance metrics that reflect long-term contributions to sustained profitability, as well as fidelity to the values and rules of conduct expected of them.

The Role of the Compensation Committee

The compensation committee has primary responsibility for overseeing and reviewing the design and structure of the Company’s compensation programs to ensure that such programs achieve their intended purposes in furtherance of the Company’s strategic priorities. In addition, the committee seeks to align the interests of management with the interests of the Company’s stockholders by linking pay with performance. Doing so, we believe, incentivizes performance which promotes the ultimate objective of increasing stockholder value. Further, the compensation committee is directly responsible for evaluating the performance of and determining the compensation paid to our chief executive officer and our chief financial officer. Finally, the compensation committee is responsible for evaluating and approving the compensation levels of our other key executive officers as recommended to the committee by the chief executive officer.

Our Compensation Approach

The health care environment and managed care industry are complex, and there is a limited pool of executives with the relevant industry experience and management skills to provide effective leadership in this environment. Moreover, because of the significant competition within our industry, there is a continuing demand for managed care executive talent. Given that industry background, our compensation programs are intended to attract and retain executives with the knowledge, experience, and leadership capability necessary for us to operate our business successfully. Moreover, our compensation programs seek to align the interests of our executives with those of our stockholders by rewarding our executives with a cash bonus for results that create short-term stockholder value, and with equity compensation for results that create short-term or long-term stockholder value.

In an effort to assess where the Company’s current compensation levels and programs stand for the Company’s chief executive officer in relation to the compensation levels of the Company’s industry peers, in 2013 the compensation committee engaged the Reda Firm to conduct a total compensation study for the Company’s chief executive officer. The Reda Firm is the same compensation consultant the committee has used in prior years to conduct a benchmarking study for the Company’s top executive officers, including the Company’s chief executive officer and chief financial officer. The compensation committee has the sole authority, as it deems appropriate, to retain or terminate the Reda Firm in order to assist the compensation committee in carrying out its responsibilities. The compensation committee’s authority also includes sole authority to approve the Reda Firm’s fees and other retention terms that relate to the compensation consultant’s work. The Reda Firm reports directly and exclusively to the compensation committee with respect to executive compensation matters.

The Reda Firm developed a peer comparison group made up of fourteen health care service companies, nine of which had been used in its 2012 compensation survey of twenty companies, and which represent industries peers that the Company competes with for executive talent. Reda excluded about half of the health care service companies included in the 2011 compensation survey peer group due to such companies’ revenues being outside of the Institutional Shareholder Services Inc. (“ISS”) established range of 0.4X to 2.5X of the Company. The peer comparison group consisted of the following companies: Amerigroup Corporation, Centene Corporation, Community Health Systems Inc., Coventry Health Care, Inc., Health Management Associates, Inc., Health Net, Inc., Laboratory Corporation of America Holdings, Lifepoint Hospitals, Inc., Magellan Health Services, Inc., Select Medical Holdings Corporation, Team Health Holdings, Inc., Triple-S Management Corporation, Universal American Corp., and Wellcare Health Plans, Inc. The total compensation paid to the Reda Firm for its consulting services was approximately $25,000, and it is expected that an additional $10,000 will be paid to the Reda Firm in connection with the market study conducted. The market study concluded that the total direct compensation paid to our chief executive officer in 2012 was below market levels. Further, the market study concluded that the base salary, target cash compensation and long-term incentives paid to our chief executive officer in 2012 were below market levels. According to the market study, the target bonus percentage for our chief executive officer in 2012 was at market levels.

In 2013 the Company’s management engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to review the competitiveness of the Company’s compensation program for our named executive officers. The results of the Pearl Meyer executive review were presented to our board of directors, and although the board did not rely on Pearl Meyer’s study in its determination of the 2013 compensation for the named executive officers, the board reviewed such findings. Pearl Meyer utilized the following fifteen health care service companies as the peer comparison group, twelve were the same as the companies used in the 2012 Reda market study: Amerigroup Corporation, Centene Corporation, Community Health Systems Inc., Coventry Health Care, Inc., Health Management Associates, Inc., Health Net, Inc., Health South Corp., Kindred Healthcare, Inc., Lifepoint Hospitals, Inc., Magellan Health Services, Inc., Select Medical Holdings Corporation, Triple-S Management Corporation, Universal American Corp., Vanguard Health Systems, Inc., and Wellcare Health Plans, Inc. Pearl Meyer’s executive compensation study included nine companies from the Company’s 2011 peer group and six new additional companies. Pearl Meyer analyzed the named executive officers’ 2012 compensation against the Company’s past one-year performance as well as the Company’s past three-year performance. The total direct compensation analyzed included base salary, annual bonus, total cash compensation, and long term incentives.

According to the Pearl Meyer executive compensation study, the total direct compensation paid to our named executive officers in 2012 was below market levels, being slightly below the 25th percentile. According to the same study, (i) the base salaries for the named executive officers were generally competitive at the 50th percentile with some variation by position, (ii) actual 2011 bonuses were at the 25th percentile and the Company paid discretionary cash bonuses which were relatively low; (iii) target bonus percentages for the chief executive officer, chief financial officer, and chief operating officer were aligned with market 50th percentile target bonuses, while target bonuses for the chief accounting officer and the general counsel were below the 25th percentile, and (iv) long-term incentives were generally between the 25th and 50th percentiles with some variation by position. The Company’s mix of pay at target was considered consistent with the market 50th percentile.

Although the compensation committee has historically conducted an annual benchmarking review, the compensation committee does not attempt to set each compensation element for each executive within a specific range relative to the compensation levels paid by industry peers. Instead, the compensation committee uses market comparisons as simply a reference point, and as one among many factors it considers in making compensation decisions. Other factors the compensation committee considers when making individual executive compensation decisions include:

•	critical skills or roles of the executive,

•	the complexity and importance of the executive’s particular responsibilities,

•	individual expertise, contribution, and performance,

•	reporting structure,

•	internal pay relationships,

•	specific retention concerns and competitive demand for the executive’s services,

•	overall leadership,

•	historic compensation levels, including the progression of salary increases over time compared to the executive’s development and performance,

•	growth potential, and

•	our overall financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Our approach is fundamentally driven by market realities and job responsibilities, which in most instances go beyond the job descriptions of our executive officers’ counterparts within peer companies. The compensation committee’s analysis is subjective in nature and utilizes no specific weighting of factors or formula in determining an executive’s compensation.

The compensation committee monitors the results of the triennial advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities. At our April 2011 annual meeting, 84.9% of our stockholders voted to approve our fiscal 2010 executive compensation program.

Elements of Compensation

The Company, through the activity of its compensation committee, seeks to achieve the objectives of its compensation programs through the following key compensation elements:

•	a base salary;

•	annual performance-based cash bonus awards;

•	annual short-term or long-term equity-based incentive compensation, primarily in the form of restricted stock;

•	benefit plans; and

•	severance and change in control benefits.

We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Our annual performance-based incentive cash award program rewards short-term financial performance, while our equity compensation program rewards sustained performance and financial growth (as reflected in our stock price) and aligns the interests of our management with those of our stockholders. We believe each of these elements helps us to attract and retain qualified and capable executive officers.

Set forth below is a discussion of each element of compensation, the reason the Company pays each element, and how that element fits into the Company’s overall compensation philosophy. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Base Salary.    The objective of base salary is to reflect job responsibilities, value to the Company, and individual performance with respect to market competitiveness. These salaries are determined based on the factors described above, as well as the recommendation of our chief executive officer (except with respect to his own salary). Base salary amounts are reviewed at least annually. Subject to final board approval, the compensation committee sets the base salary levels of the Company’s chief executive officer and chief financial officer. The chief executive officer recommends for approval by the compensation committee the base salary levels of the Company’s other senior executive officers.

Annual Cash Bonus Incentives.    The compensation program provides for an annual cash bonus that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of stockholder value.

For the chief executive officer and the chief financial officer, at the outset of the fiscal year the compensation committee sets overall objective Company performance goals for the year. The compensation committee then sets target bonus amounts which correspond to the respective performance goals. Once the fiscal year is concluded, achievement of the objective performance goals is assessed to determine the bonus payment for which the chief executive officer and chief financial officer are eligible. The objective performance goals established for fiscal 2013 are discussed below under “Fiscal Year 2013 Bonus Measures.”

As it sets Company-wide performance goals, the compensation committee, working with senior management, also sets individual performance measures for each named executive officer other than the chief executive officer and chief financial officer. These measures allow the Company to incentivize performance objectives beyond purely financial measures, including, for example, exceptional performance of each executive’s particular functional responsibilities, his or her leadership, creativity and innovation, collaboration, the successful completion of a particular project or initiative, and other activities that are critical to driving long-term value for stockholders.

For the named executive officers, the preliminary bonus determination is based on certain performance measures. The main preliminary bonus determination is based as a threshold matter upon the Company’s achievement of a specified amount of earnings before interest, tax, depreciation, and amortization, or EBITDA, which for the 2013 fiscal year represents 75% of the total bonus opportunity for the named executive officers. The Company’s EBITDA performance, as well as any other performance measures established by the compensation committee, are then combined with the recommendation of the chief executive officer, as well as the named executive officer’s performance as assessed against the goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s individual performance and unique contributions. This portion of the bonus may be adjusted up or down by the compensation committee depending on the level of performance against the departmental and individual goals.

Compliance with Section 162(m)    The Patient Protection and Affordable Care Act, or ACA, amended the Internal Revenue Code to limit the amount that certain health care insurers and providers, including the Company, may deduct for a tax year beginning after 2012 for compensation to any employee in excess of $500,000. This legislation does not create any exceptions for performance-based compensation. As a result, commencing with compensation determinations made in 2013, the compensation committee no longer structures its compensation determinations based on the requirements of Internal Revenue Code Section 162(m).

Equity-Based Incentive Compensation.    The equity-based incentive compensation program provides a periodic award — typically annual — that is related to the underlying value of the Company’s common stock. The objective of the program is to align compensation for both named executive officers and other management employees over a one-year or multi-year period directly with the interests of stockholders of the Company by motivating and rewarding the creation and preservation of stockholder value. The level of equity-based incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program as described above.

Pursuant to Company policy, equity incentive awards to the named executive officers are generally made on March 1st of each year. Certain performance-based awards may also be made that are settled in shares of the Company’s common stock upon the achievement of the specified performance condition. For new hires, restricted stock and stock option grants are approved by our chief executive officer pursuant to authority delegated to him by the compensation committee (but only with regard to non-Section 16 reporting persons), with the grant generally being made as of the first day of the first full month following the employee’s hire date.

The compensation committee reviews at least annually both the annual bonus program and the equity-based incentive program to ensure that their key elements continue to meet the objectives described above.

Retirement Plans.    The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.

Deferred Compensation Plan.    The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

Employee Stock Purchase Plan.    With the exception of our chief executive officer and our chief financial officer who are not eligible due to their possessing more than five percent of our voting common stock as determined under Section 424(d) of the Internal Revenue Code, the named executive officers are eligible to participate in the Company’s 2011 Employee Stock Purchase Plan, on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.

Health and Insurance Benefits.    With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits, and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.

Severance and Change in Control Benefits.    We have entered into employment or change in control agreements with all of our named executive officers pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment or change in control agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Termination and Change in Control.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

Perquisites and Other Personal Benefits.    The Company does not provide named executive officers with any material perquisites or other personal benefits.

Fiscal Year 2013 Base Salaries

Effective as of January 1, 2013, the compensation committee determined that Dr. J. Mario Molina’s fiscal year 2013 base salary as chief executive officer shall be increased from $935,000 to $1,050,000, John Molina’s fiscal year 2013 base salary as chief financial officer shall be increased from $852,500 to $878,000, Terry Bayer’s fiscal year 2013 base salary as chief operating officer shall be increased from $625,000 to $644,000, Joseph W. White’s fiscal year 2013 base salary as chief accounting officer shall be increased from $410,000 to $515,000, and Jeff D. Barlow’s fiscal year 2013 base salary as senior vice-president, general counsel and secretary shall be increased from $400,000 to $425,000.

Fiscal Year 2013 Bonus Measures

Bonus Opportunity Measures and Amounts.    In February 2013, the compensation committee established bonus opportunity levels and measures for the chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and our senior vice-president, general counsel and secretary. Dr. Molina’s bonus opportunity shall be 150% of his base salary, or $1,575,000; John Molina’s bonus opportunity shall be 125% of his base salary, or $1,097,500; Terry Bayer’s bonus opportunity shall be 100% of her base salary, or $644,000; Joseph W. White’s bonus opportunity shall be 75% of his base salary, or $386,000; and Jeff D. Barlow’s bonus opportunity shall be 75% of his base salary, or $318,750.

The bonus performance measures of each such officer are based upon the following three elements:

(1)	75% of the total bonus opportunity shall be based on EBITDA (earnings before interest, taxes, depreciation and amortization) of the Company for its 2013 fiscal year. EBITDA for purposes of the fiscal year 2013 bonus performance measure shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense shall be derived from the Company’s consolidated statement of cash flows.

The fiscal year 2013 EBITDA levels and related bonus payouts shall be based on the achievement of at least $200 million in EBITDA. The achievement of $200 million in EBITDA shall trigger the payout of this bonus element at the 50% level, going up to a maximum payout of 100% at $250 million of EBITDA.

Performance Goals and Payout as % of Opportunity
Measure	Threshold (0% Payout)	(50% Payout)	(100% Payout)
EBITDA	Less than $200 M	$200 M	$250 M

The bonus amounts shall be interpolated between the specified points. The bonus for each named executive officer shall be unconditionally due and payable once the performance goal is achieved.

(2)	15% of the bonus opportunity shall be based on the consummation of a capital market transaction raising a gross amount equal to or greater than $300 million in the aggregate for the Company. On February 15, 2013, this performance measure was satisfied upon the Company’s sale of the Notes, which resulted in the Company receiving gross proceeds of $550,000,000.

(3)	10% of the bonus opportunity shall be discretionary in nature based on the judgment of the compensation committee.

The compensation committee shall retain the discretion to modify the application of the specified performance measures if, in the judgment of the compensation committee, the underlying incentivizing purpose of a performance measure is unexpectedly frustrated by the application of a technical accounting rule or some other unforseen development. In no event shall the aggregate bonus awarded to a named executive officer exceed the maximum bonus opportunity specified herein.

The following table sets forth the fiscal year 2013 base salary level along with the three measures for the bonus opportunity and the maximum bonus opportunity for the Company’s chief executive officer, chief financial officer and the Company’s three most highly compensated executive officers other than the chief executive officer and the chief financial officer who were serving as executive officers at the end of the Company’s last completed fiscal year:

Executive Officer	Base Salary	Total Bonus Opportunity (% of Base Salary)	100% EBITDA Bonus Opportunity (75% of Total Bonus Opportunity)	Capital Market Bonus Opportunity (15% of Total Bonus Opportunity)	Other Bonus Opportunity (10% of Total Bonus Opportunity)	Maximum Bonus Opportunity
Dr. J. Mario Molina
Chief Executive Officer	$1,050,000	150%	$1,181,250	$236,250	$157,500	$1,575,000
John Molina
Chief Financial Officer	$878,000	125%	$823,125	$164,625	$109,750	$1,097,500
Terry Bayer
Chief Operating Officer	$644,000	100%	$483,000	$96,600	$64,400	$644,000
Joseph W. White
Chief Accounting Officer	$515,000	75%	$289,688	$57,938	$38,625	$386,250
Jeff D. Barlow
Senior Vice-President – General Counsel and Secretary	$425,000	75%	$239,063	$47,813	$31,875	$318,750

Fiscal Year 2013 Share Grants

In March 2013, the compensation committee awarded to Dr. Molina 77,857 shares of restricted stock, to John Molina 46,714 shares of restricted stock, to Terry Bayer 31,143 shares of restricted stock, to Joseph W. White 14,014 shares of restricted stock, and to Jeff D Barlow 10,900 shares of restricted stock, all subject to vesting in one-quarter increments on each of March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013.

The compensation committee further awarded a second grant to Dr. Molina of 186,858 shares of restricted stock, to John Molina of 93,429 shares of restricted stock, to Terry Bayer of 62,286 shares of restricted stock, to Joseph W. White of 28,029 shares of restricted stock, and to Jeff D. Barlow of 21,800 shares of restricted stock. Such second grant to the named executive officers shall be apportioned into four equal increments, and shall vest in accordance with the following four measures: (i) 1/4th shall vest in equal 1/3rd increments over three years on March 1, 2014, March 1, 2015, and March 1, 2016; (ii) 1/4th shall vest upon the Company achieving three-year Total Stockholder Return as determined by ISS calculations (as compared to the Company’s ISS peer group), for the three-year period ending December 31, 2013 equal to or greater than the 50th percentile in that peer group; (iii) 1/4th shall vest upon the Company achieving Total Revenue (as defined below) in any of the 2013, 2014, or 2015 fiscal years equal to or greater than $12 billion; and (iv) 1/4th shall vest upon the Company’s achieving three-year EBITDA margin percentage (as defined below) for the three-year period ending December 31, 2013 equal to or greater than 2.5%.

Total Revenue shall be the sum of all revenue as reported in the Company’s consolidated statement of income. Total Revenue shall include all revenue realized as a result of the inclusion in the Company’s premium revenue of amounts intended to reimburse the Company for premium taxes due various governmental authorities.

EBITDA margin percentage shall be calculated by dividing earnings before interest expense, income tax expense, depreciation and amortization (EBITDA) into Total Revenue. EBITDA shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense shall be derived from the Company’s consolidated statement of cash flows.

Fiscal Year 2012 Bonuses

As established by the compensation committee in early 2012, the 2012 bonus opportunity for each of, Dr. J. Mario Molina, John Molina, Terry Bayer, and Joseph White was based on the Company’s fiscal year 2012

EBITDA. Since the 0% threshold level of the EBITDA of $180 million established by the compensation committee was not achieved by the Company in fiscal year 2012, no bonus was paid to such executive officers for fiscal year 2012. Jeff D. Barlow received a bonus of $116,250 for 2012.

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to (a) the chief executive officer, (b) the chief financial officer, (c) the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2012, and (d) one additional executive officer who would have been included in clause (c) above but for the fact that he was not serving as an executive officer of the Company as of December 31, 2012, in each case for services rendered to the Company during the last year. These six officers are referred to as the “named executive officers” in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total
J. Mario Molina	2012	935,000	—	3,421,737	—	—	582,658	11,920	4,951,315
President and Chief	2011	935,000	375,000	3,507,000	—	—	112,556	12,584	4,942,140
Executive Officer	2010	850,000	1,950,000	339,612	—	—	521,464	106,953	3,768,029
John C. Molina	2012	852,500	—	2,053,243	—	—	46,240	13,942	2,965,925
Chief Financial Officer	2011	852,500	285,000	2,630,250	—	—	(10,190)	18,956	3,776,516
	2010	775,000	1,481,250	339,612	—	—	43,298	14,617	2,653,777
Terry P. Bayer	2012	625,000	—	1,279,740	—	—	55,049	13,210	1,972,999
Chief Operating Officer	2011	625,000	178,000	631,260	—	—	76,317	16,106	1,526,683
	2010	500,000	250,000	296,072	—	—	87,736	16,574	1,150,382
Joseph W. White	2012	410,000	—	603,540	—	—	1,054	80,897	1,095,491
Chief Accounting Officer	2011	410,000	69,000	876,750	—	—	128	11,559	1,367,437
	2010	390,000	156,000	239,470	—	—	851	61,302	847,623
Jeff D. Barlow	2012	396,932	116,250	502,950	—	—	4,918	30,579	1,051,629
SVP and General Counsel	2011	317,869	163,494	701,400	—	—	3,715	45,359	1,231,837
	2010	263,083	124,000	121,884	—	—	(31)	37,993	546,929
Stephen T. O’Dell (3)	2012	379,862	—	335,300	—	—	23,158	446,969	1,185,289
SVP Growth and Corporate	2011	383,654	184,550	876,750	—	—	(4,591)	19,982	1,460,345
Development	2010	354,246	150,000	143,649	—	—	17,996	14,432	680,323

(1)	The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made as of the date of grant under the Company’s 2002 Equity Incentive Plan and 2011 Equity Incentive Plan in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2012, 2011, and 2010 are included in footnote 16, “Share-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2013. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized. The performance stock granted in 2011 to Dr. Molina, Mr. Molina, and Ms. Bayer vested on March 1, 2012. The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, and Ms. Bayer that were conditioned upon the Company’s total operating revenue for fiscal year 2012, vested on December 11, 2012. The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, Ms. Bayer, and Mr. White that were conditioned upon the certification during 2012 of the Company’s Medicaid management information system in Idaho by the Centers for Medicare and Medicaid Services, vested on July 13, 2012. All other restricted stock grants vest in quarterly increments over four years.

(2)	The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off.

(3)	Mr. O’Dell’s employment with the Company terminated on November 30, 2012, and the Company paid Mr. O’Dell various severance amounts pursuant to a separation agreement. Such amounts included a cash severance payment of $397,838, and COBRA benefits of $11,290, and the miscellaneous other elements of compensation identified in footnote (2) above. The stock award granted to Mr. O’Dell on March 1, 2012 was cancelled on his termination date.

Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards made during fiscal year 2012 to the named executive officers. The performance shares vested one year from the anniversary date of the awards, according to the terms of the awards. The shares of restricted stock vest in equal installments over four years, beginning one year after the grant date, subject to acceleration in certain circumstances.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Mario Molina	3/1/12	—	—	—	—	—	—	102,050	—	—	3,421,737
John C. Molina	3/1/12	—	—	—	—	—	—	61,236	—	—	2,053,243
Terry P. Bayer	3/1/12	—	—	—	—	—	—	38,167	—	—	1,279,740
Joseph W. White	3/1/12	—	—	—	—	—	—	18,000	—	—	603,540
Jeff D. Barlow	3/1/12	—	—	—	—	—	—	15,000	—	—	502,950
Stephen T. O’Dell	3/1/12	—	—	—	—	—	—	10,000	—	—	335,300

(1)	The amounts in this column do not reflect compensation actually received by the named executive officer. Rather, the amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on March 1, 2012, the grant date of the awards, of $33.53. The performance stock granted in 2011 to Dr. Molina, Mr. Molina, and Ms. Bayer vested on March 1, 2012. The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, and Ms. Bayer that were conditioned upon the Company’s total operating revenue for fiscal year 2012, vested on December 11, 2012. The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, Ms. Bayer, and Mr. White that were conditioned upon the certification during 2012 of the Company’s Medicaid management information system in Idaho by the Centers for Medicare and Medicaid Services, vested on July 13, 2012. All other restricted stock grants, with the exception of Mr. O’Dell’s, vest in quarterly increments over four years. The stock award granted to Mr. O’Dell on March 1, 2012 was cancelled on his termination date.

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of the end of the fiscal year 2012. The market value of restricted stock and performance stock awards is computed using our closing stock price on December 31, 2012, of $27.06.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Pay- Out Value of Unearned Shares That Have Not Vested ($)
J. Mario Molina	54,000	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	17,550	474,903	—	—
John C. Molina	54,000	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	17,550	474,903	—	—
Terry P. Bayer	31,500	—	—	29.53	7/1/15	—	—	—	—
	21,000	—	—	19.11	2/2/16	—	—	—	—
	16,500	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	15,300	414,018	—	—
Joseph W. White	6,750	—	—	29.53	7/1/15	—	—	—	—
	—	—	—	—	—	55,125	1,491,683	—	—
Jeff D. Barlow	—	—	—	—	—	43,013	1,163,932	—	—
Stephen T. O’Dell	1,000	—	—	20.88	2/28/2013	—	—	—	—

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Mario Molina	—	—		167,550	5,617,952	(1)
	—	—		8,000	213,040	(2)
	—	—		94,050	2,748,141	(3)
John C. Molina	—	—		130,050	4,360,577	(1)
	—	—		8,000	213,040	(2)
	—	—		53,236	1,555,556	(3)
Terry P. Bayer	—	—		42,300	1,418,319	(1)
	—	—		8,000	213,040	(2)
	—	—		30,167	1,011,500	(3)
Joseph W. White	14,250	211,613	(4)	19,350	648,806	(1)
	4,500	58,860	(5)	3,000	79,890	(2)
Jeff D. Barlow	6,525	96,896	(6)	12,226	409,938	(1)
	3,000	39,240	(7)	—	—
Stephen T. O’Dell	2,000	17,600	(8)	16,050	538,157	(1)

(1)	On March 1, 2012, restricted shares and performance shares vested at a closing market price of $33.53.

(2)	On July 13, 2012, performance units vested at a closing market price of $26.63.

(3)	On December 11, 2012, performance units vested at a closing market price of $29.22.

(4)	On February 29, 2012, Mr. White exercised 14,250 options. The exercise price of the options was $19.11 per share compared with a weighted average market value of $33.96 per share.

(5)	On February 29, 2012, Mr. White exercised 4,500 options. The exercise price of the options was $20.88 per share compared with a weighted average market value of $33.96 per share.

(6)	On February 29, 2012, Mr. Barlow exercised 6,525 options. The exercise price of the options was $19.11 per share compared with a weighted average market value of $33.96 per share.

(7)	On February 29, 2012, Mr. Barlow exercised 3,000 options. The exercise price of the options was $20.88 per share compared with a weighted average market value of $33.96 per share.

(8)	On December 10, 2012, Mr. O’Dell exercised 2,000 options. The exercise price of the options was $20.88 per share compared with a weighted average market value of $29.68 per share.

Nonqualified Deferred Compensation

Pursuant to the Company’s unfunded and non-qualified 2004 Deferred Compensation Plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

The following table provides information for fiscal year 2012 for each named executive officer regarding such individual’s accounts in the 2004 Deferred Compensation Plan as of the end of fiscal year 2012.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mario Molina	112,200	—	582,658	—	3,979,510
John C. Molina	—	—	46,240	—	317,177
Terry P. Bayer	84,650	—	55,049	—	552,246
Joseph W. White	—	—	1,054	—	7,742
Jeff D. Barlow	—	—	4,918	—	35,925
Stephen T. O’Dell	—	—	23,158	—	178,831

Stock Ownership Guidelines for Executive Officers

The board of directors believes that executive officers should own and hold a reasonable number of shares of common stock of the Company to further align such officers’ interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company. In March 2012, the board of directors adopted guidelines with respect to stock ownership by executive officers. Such guidelines provide that executive officers of the Company shall own the minimum number of shares of the Company’s common stock with such value listed next to each such officer’s title below, calculated as a multiple of annual base salary.

Executive Officer	Value of Shares
Chief Executive Officer	5X Annual Base Salary
Chief Financial Officer	4X Annual Base Salary
Chief Operating Officer	3X Annual Base Salary
Other Named Executive Officers	2X Annual Base Salary

Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Equity securities that are pledged shall not be counted toward the executive officer ownership requirements. Until an executive officer’s stock ownership requirement is met, the executive officer must retain at least 50% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all shares held equals or exceeds the executive officer’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.

Executive officers are expected to achieve the recommended ownership guidelines within five (5) years of assuming their positions. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these guidelines. In addition, there may be certain instances where these guidelines would place an undue hardship on an executive officer. The compensation committee may therefore make exceptions to these guidelines as it deems appropriate.

Restrictions on Pledges of Shares by Directors and Executive Officers

The company is aware that ISS has recently identified pledges of company stock as a risk oversight and governance concern. In March 2013, our board of directors approved changes to our insider trading policy that, on a prospective basis from the adoption date, prohibit our directors and executive officers from, directly or indirectly, pledging a significant number of shares of the Company’s common stock. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default. “Significant” means the least of: (i) 1% of the Company’s total outstanding shares of common stock; (ii) 20% of the common stock of the Company then held by the executive officer or director; and (iii) 50% of the Company’s average daily trading volume for the three months prior to the pledge date.

The shares of common stock attributable to a director or executive officer for these purposes include shares attributable to the director or executive officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended. Further, any shares that are pledged shall not be counted toward the executive officer or director stock ownership requirements.

Our chief financial officer and a director, John Molina, has pledged an aggregate of 1,390,000 shares of the Company’s common stock as collateral for two loans. Mr. Molina has pledged 650,000 shares held by him as trustee of the Molina Siblings Trust in conjunction with the Project described herein under “Related Party Transactions – 6th & Pine Lease.” The lender has agreed to release $2 worth of pledged shares for each additional $1 of equity that is invested in the Project. Mr. Molina has also pledged 740,000 shares to a separate lender for a personal line of credit. Mr. Molina is in the process of negotiating an unsecured loan that he expects would result in the release of all 740,000 pledged shares to him prior to the date of the 2013 annual meeting.

Clawback Policy

In March 2013 the board adopted and approved a Clawback Policy addressing the recovery by the Company of incentive-based compensation from current and former executives of the Company, in the event of any accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws (“Accounting Restatement”). According to the Clawback Policy, in the event of an Accounting Restatement, the Company will use reasonable efforts to recover from any current or former executive officer of the Company, who received incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, based on the erroneous data, the excess of what would have been paid to the executive officer under the Accounting Restatement. In addition, the Clawback Policy further provides that the Company will use reasonable efforts to recover from current and former executive officers, up to 100% (as determined by the board or a duly established committee of the board in its sole discretion as appropriate based on the conduct involved) of such incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, if the board or a committee thereof, in its sole discretion, determines that an executive officer’s act or omission that contributed to the circumstances requiring the Accounting Restatement involved: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the executive officer’s employment by, or otherwise in connection with, the Company or (ii) fraud in the course of the executive officer’s employment by, or otherwise in connection with, the Company.

Potential Payments Upon Termination and Change In Control

We have entered into certain employment or change in control agreements that will require the Company to provide compensation to all of the named executive officers in the event of a termination of employment or a change of control of the Company. Our change in control agreement with Stephen T. O’Dell terminated concurrently with Mr. O’Dell’s termination of employment on November 30, 2012.

We have entered into employment agreements with our chief executive officer, J. Mario Molina and our chief financial officer, John C. Molina.

Unless terminated, the agreements with each of Dr. Molina and Mr. Molina are automatically renewed on an annual basis. During fiscal year 2012, Dr. Molina’s annual salary was $935,000, with a baseline target bonus of up to 120% of his base salary; John Molina’s annual salary was $852,500, with a baseline target bonus of up to 100% of his base salary. On February 26, 2013, the compensation committee determined to increase Dr. Molina’s and Mr. Molina’s annual salaries and baseline target bonuses for fiscal year 2013 as footnoted in their respective tables below.

The agreements with each of Dr. Molina and Mr. Molina provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under the agreements, each named executive officer’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with two times the executive’s combined annual base salary and termination bonus for the year of termination, plus the full termination bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment of $135,000 for three years’ worth of continued health and welfare benefits. We will also make additional payments to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.

Additionally, if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, the termination bonus for the year of the employment termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment of $65,000 for 18 months’ worth of continued health and welfare benefits. Payment of severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.

A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, the relocation of the executive’s principal place of employment to a location more than 50 miles away from his prior place of employment or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.

The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company, other than Mr. O’Dell, in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2012, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012 ($)	Early Retirement on 12/31/2012 ($)	Normal Retirement on 12/31/2012 ($)	Involuntary Not for Cause Termination on 12/31/2012 ($)	For Cause Termination on 12/31/2012($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2012 ($)	Disability on 12/31/2012($)	Death on 12/31/2012($)
Compensation*
Base Salary	0	0	0	935,000	0	935,000	0	0
Short-Term Incentive Compensation	0	0	0	935,000	0	935,000	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	474,903	0	474,903	0	0
Savings Plan	541,632	541,632	541,632	541,632	541,632	541,632	541,632	541,632
Deferred Compensation	3,979,510	3,979,510	3,979,510	3,979,510	3,979,510	3,979,510	3,979,510	3,979,510
Health Benefits	0	0	0	65,000	0	135,000	0	0
Disability Income	0	0	0	0	0	0	2,340,000	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up**	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	1,870,000	0	0
Accrued Vacation Pay	158,061	158,061	158,061	158,061	158,061	158,061	158,061	158,061

*	The compensation committee determined that Dr. J. Mario Molina’s fiscal year 2013 base salary as chief executive officer shall be increased to $1,050,000, with a bonus opportunity level of 150% of his base salary.

**	The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code.

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012 ($)	Early Retirement on 12/31/2012 ($)	Normal Retirement on 12/31/2012 ($)	Involuntary Not for Cause Termination on 12/31/2012 ($)	For Cause Termination on 12/31/2012 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2012 ($)	Disability on 12/31/2012 ($)	Death on 12/31/2012 ($)
Compensation*
Base Salary	0	0	0	852,500	0	852,500	0	0
Short-Term Incentive Compensation	0	0	0	639,375	0	639,375	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	474,903	0	474,903	0	0
Savings Plan	537,335	537,335	537,335	537,335	537,335	537,335	537,335	537,335
Deferred Compensation	317,177	317,177	317,177	317,177	317,177	317,177	317,177	317,177
Health Benefits	0	0	0	65,000	0	135,000	0	0
Disability Income	0	0	0	0	0	0	3,420,000	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up**	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	1,491,875	0	0
Accrued Vacation Pay	141,832	141,832	141,832	141,832	141,832	141,832	141,832	141,832

*	The compensation committee determined that John Molina’s fiscal year 2013 base salary as chief financial officer shall be increased to $878,000, with a bonus opportunity level of 125% of his base salary.

**	The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code.

We have entered into change of control agreements with Terry Bayer, our chief operating officer, Joseph W. White, our chief accounting officer, and Jeff D. Barlow, our senior vice-president, general counsel and secretary. The agreements with Ms. Bayer, Mr. White, and Mr. Barlow provide for the employees’ continued employment for a period of twelve months following the occurrence of a change of control. Under these agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a pro rata portion of the executive’s target bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment for all the Company’s group health benefits of $43,500 for Ms. Bayer and Mr. White and $50,000 for Mr. Barlow. Payment of any severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012($)	Early Retirement on 12/31/2012($)	Normal Retirement on 12/31/2012($)	Involuntary Not for Cause Termination on 12/31/2012($)	For Cause Termination on 12/31/2012($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2012($)	Disability on 12/31/2012($)	Death on 12/31/2012($)
Compensation*
Base Salary	0	0	0	625,000	0	625,000	0	0
Short-Term Incentive Compensation	0	0	0	0	0	312,500	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	414,018	0	414,018	0	0
Savings Plan	285,990	285,990	285,990	285,990	285,990	285,990	285,990	285,990
Deferred Compensation	552,246	552,246	552,246	552,246	552,246	552,246	552,246	552,246
Health Benefits	0	0	0	0	0	43,500	0	0
Disability Income	0	0	0	0	0	0	900,000	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	937,500	0	0
Accrued Vacation Pay	89,248	89,248	89,248	89,248	89,248	89,248	89,248	89,248

*	The compensation committee determined that Ms. Terry Bayer’s fiscal year 2013 base salary as chief operating officer shall be increased to $644,000, with a bonus opportunity level of 100% of her base salary.

The following table describes the potential payments upon termination or change in control of the Company for Joseph W. White, the Company’s chief accounting officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012($)	Early Retirement on 12/31/2012($)	Normal Retirement on 12/31/2012($)	Involuntary Not for Cause Termination on 12/31/2012($)	For Cause Termination on 12/31/2012($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2012($)	Disability on 12/31/2012($)	Death on 12/31/2012($)
Compensation*
Base Salary	0	0	0	410,000	0	410,000	0	0
Short-Term Incentive Compensation	0	0	0	0	0	164,000	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	1,491,683	0	1,491,683	0	0
Savings Plan	301,660	301,660	301,660	301,660	301,660	301,660	301,660	301,660
Deferred Compensation	7,742	7,742	7,742	7,742	7,742	7,742	7,742	7,742
Health Benefits	0	0	0	0	0	43,500	0	0
Disability Income	0	0	0	0	0	0	1,560,000	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	574,000	0	0
Accrued Vacation Pay	14,299	14,299	14,299	14,299	14,299	14,299	14,299	14,299

*	The compensation committee determined that Mr. Joseph W. White’s fiscal year 2013 base salary as chief accounting officer shall be increased to $515,000, with a bonus opportunity level of 75% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company for Jeff D. Barlow, the Company’s senior vice-president, general counsel and secretary.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012($)	Early Retirement on 12/31/2012($)	Normal Retirement on 12/31/2012($)	Involuntary Not for Cause Termination on 12/31/2012($)	For Cause Termination on 12/31/2012($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2012($)	Disability on 12/31/2012($)	Death on 12/31/2012($)
Compensation*
Base Salary	0	0	0	400,000	0	400,000	0	0
Short-Term Incentive Compensation	0	0	0	0	0	0	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	1,163,932	0	1,163,932	0	0
Savings Plan	231,885	231,885	231,885	231,885	231,885	231,885	231,885	231,885
Deferred Compensation	35,925	35,925	35,925	35,925	35,925	35,925	35,925	35,925
Health Benefits	0	0	0	0	0	50,000	0	0
Disability Income	0	0	0	0	0	0	2,160,000	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	400,000	0	0
Accrued Vacation Pay	35,018	35,018	35,018	46,695	35,018	35,018	35,018	35,018

*	The compensation committee determined that Mr. Jeff D. Barlow’s fiscal year 2013 base salary as senior vice-president, general counsel and secretary shall be increased to $425,000, with a bonus opportunity level of 75% of his base salary.

Management Analysis of Material Adverse Effects of Compensation Plans

Management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company.

Information About Stock Ownership

The following table shows the beneficial ownership of Molina Healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 12, 2013. Percentage ownership calculations are based on 45,362,697 shares outstanding as of March 12, 2013.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Directors and Executive Officers:
J. Mario Molina(2)	1,757,095	3.87%
John C. Molina(3)	3,205,862	7.07%
Joseph W. White(4)	112,351	*
Terry Bayer(5)	213,605	*
Jeff D. Barlow	71,282	*
Ronna E. Romney	18,413	*
Charles Z. Fedak	46,500	*
Frank E. Murray(6)	33,125	*
John P. Szabo, Jr.(7)	40,500	*
Steven J. Orlando(8)	51,750	*
Garrey E. Carruthers(9)	18,582	*
Daniel Cooperman	700	*
Steven James	700	*
Dale B. Wolf	700	*
All executive officers and directors as a group (15 persons)	5,602,424	12.35%
Other Principal Stockholders
William Dentino(10)	11,454,974	25.25%
Curtis Pedersen(11)	11,453,774	25.25%
Molina Marital Trust(12)	4,090,360	9.02%
Mary R. Molina Living Trust(12)	3,937,227	8.68%
Capital World Investors(13)	2,407,200	5.31%
BlackRock, Inc.(14)	2,333,883	5.14%

*	Denotes less than 1%.

(1)	As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 12, 2013. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	745,455 shares owned by J. Mario Molina, M.D.;

•

240,000 shares owned by the Molina Family Partnership, L.P., of which Dr. Molina is the general partner with sole voting and investment power; Dr. Molina and his spouse each hold a 0.5% ownership interest in the partnership. The remaining 99% of ownership interests in the partnership are held in equal amounts by the Joseph Marion Molina, M.D. Annuity Trust No. 1, the Joseph Marion Molina, M.D. Annuity Trust No. 2 and the Joseph Marion Molina, M.D. Annuity Trust No. 3. Dr. Molina is trustee and certain immediate family members of Dr. Molina are the beneficiaries of these trusts.

•	22,750 shares owned by Molina Family, LLC, of which Dr. Molina is the sole manager;

•	187,148 shares owned by the J. Marion Molina Separate Property Trust, of which Dr. Molina is the sole trustee;

•	35,146 shares owned by JMM GRAT 1208/5, of which Dr. Molina is the beneficiary;

•	86,764 shares owned by JMB GRAT 1209/4 for the benefit of Josephine M. Battiste, of which Dr. Molina is sole trustee;

•	214,212 shares owned by JMM GRAT 911/4, of which Dr. Molina is the beneficiary;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for David M.F. Molina dated 12/3/2008;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Mary Clare F. Molina dated 12/3/2008;

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Carly F. Fox dated 12/3/2008;

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Colleen A.F. Fox dated 12/3/2008;

•	83,087 shares owned by Dr. Molina, as trustee of the Julius Avery Battiste Trust IV;

•	83,087 shares owned by Dr. Molina, as trustee of the Katherine Rose Battiste Trust IV; and

•	54,000 options.

(3)	Consists of:

•	562,386 shares owned by John C. Molina;

•	276,240 shares owned by Mr. Molina and his spouse as community property;

•	2,114,840 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee and certain family members of Mr. Molina are the beneficiaries;

•	198,396 shares owned by the John C. Molina Separate Property Trust, of which Mr. Molina is the trustee and beneficiary;

•

Mr. Molina has pledged 650,000 shares in connection with a real estate loan for the Project (as described in “Related Party Transactions – 6th and Pine Lease”) and 740,000 shares for a personal line of credit (as described in “Restrictions on Pledges of Shares by Directors and Executive Officers”).

•	54,000 options.

(4)	Consists of: 105,601 shares and 6,750 options.

(5)	Consists of: 144,605 shares and 69,000 options.

(6)	Consists of: 12,125 shares and 21,000 options.

(7)	Consists of: 1,500 shares held by the self-directed IRA of Mr. Szabo’s spouse, 24,000 shares held by Mr. Szabo, and 15,000 options.

(8)	Consists of: 35,250 shares held by Mr. Orlando, 1,500 shares held by Mr. Orlando’s 401(k) plan, and 15,000 options.

(9)	Consists of: 13,582 shares and 5,000 options.

(10)	Consists of:

•	1,500 shares held by Mr. Dentino;

•

3,937,227 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M.Watt, and Josephine M. Molina are the remainder beneficiaries;

•

4,090,360 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	3,425,887 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power.

•

Mr. Dentino is counsel to Mrs. Mary R. Molina and has provided legal services to various Molina family members and entities in which they have interests. His address is 3300 Douglas Blvd., Suite 430, Roseville, California 95661.

(11)	Consists of:

•	300 shares owned by Mr. Pedersen;

•

3,937,227 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•

4,090,360 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries; and

•	3,425,887 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power.

Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(12)	Messrs. Dentino and Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. The address of this stockholder is 3300 Douglas Blvd., Suite 430, Roseville, California 95601.

(13)	Based on the Schedule 13G filed by such stockholder on February 13, 2013. Such stockholder’s address is 333 South Hope Street, Los Angeles, California 90071.

(14)	Based on the Schedule 13G filed by such stockholder on January 30, 2013. Such stockholder’s address is 40 East 52nd Street, New York, New York 10022.

PROPOSAL 2— AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

FROM 80,000,000 TO 150,000,000

Our Certificate of Incorporation currently authorizes 100,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. The board of directors has the authority to establish, in its discretion from time to time, the voting rights and other designations, preferences, rights, qualifications, limitations and restrictions of the preferred stock. As of March 12, 2013, 45,362,697 shares of our common stock were outstanding and 21,701,082 shares of our common stock were reserved for future issuance pursuant to our equity plans, stock purchase plan or upon exercise of the Warrants or conversion of our 3.75% Convertible Senior Notes due 2014, leaving 12,936,221 shares of our common stock unissued and unreserved. No shares of our preferred stock were outstanding as of March 12, 2013.

The board of directors has approved and adopted, subject to stockholder approval, a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 80,000,000 to 150,000,000. The proposed amendment would replace Section A of Article IV of the Certificate of Incorporation with the following language:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 170,000,000, consisting of (a) 150,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and (b) 20,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).”

The board of directors believes it is in the best interest of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants under equity compensation plans, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The board of directors believes that additional authorized shares of common stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company without the delay and expense associated with convening a special meeting of the Company’s stockholders.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from the Company’s adoption of the proposed amendment. Except as otherwise required by law or by a regulation of the NYSE, the newly authorized shares of common stock will be available for issuance at the discretion of the board of directors (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, any future issuance of additional authorized shares of the Company’s common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of the Company’s common stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the board of directors determines is not in the best interest of the Company and its stockholders. However, the board of directors does not intend or view the proposed increase in the number of authorized shares of the Company’s common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Any newly authorized shares of the Company’s common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the Company’s common stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

If this Proposal is approved by our stockholders, the amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing would be expected to take place as soon as practicable following the annual meeting of stockholders.

The affirmative vote of a majority of the shares entitled to vote thereon is required for approval of the proposed amendment to the Certificate of Incorporation. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes against the Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 80,000,000 TO 150,000,000.

PROPOSAL 3— APPROVAL OF THE ISSUANCE OF UP TO 26,980,472 SHARES OF OUR COMMON STOCK UPON THE POTENTIAL EXERCISE AND SETTLEMENT, OR TERMINATION, AS THE CASE MAY BE, OF THE WARRANTS ISSUED CONCURRENTLY WITH THE SALE OF THE NOTES

Background

On February 15, 2013, we issued and sold $550 million aggregate principal amount of our 1.125% Cash Convertible Senior Notes due 2020 (the “Notes”). The Notes are not convertible into our common stock. Rather, holders may convert their notes solely into cash.

In connection with the pricing of the Notes, we entered into cash convertible note hedge transactions and warrant transactions. Pursuant to the warrant transactions, we issued and sold warrants (the “Warrants”) to purchase shares of our common stock. Pursuant to the terms of the agreements pursuant to which the Warrants were issued and sold, we are required to use our reasonable best efforts to seek approval from our stockholders, as required by the NYSE Stockholder Approval Rule (as defined below), for the issuance of up to 26,980,472 shares of our common stock upon exercise and settlement, or termination, as the case may be, of the Warrants. We have included Proposal 3 on the agenda for our 2013 Annual Meeting of Stockholders to comply with this contractual obligation and the requirements of the NYSE Stockholder Approval Rule.

NYSE Stockholder Approval Rule

Our common stock is listed on The New York Stock Exchange (“NYSE”), and we are subject to rules and regulations set forth in the NYSE Listed Company Manual. NYSE Listed Company Rule 312.03(c) (the “NYSE Stockholder Approval Rule”) requires stockholder approval prior to the issuance of securities in connection with a transaction (other than a public offering for cash or a bona fide private financing) involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. The issuance and sale of the Warrants comes within the scope of the NYSE Stockholder Approval Rule.

The issuance and sale of the Warrants did not require the approval of our stockholders pursuant to the NYSE Stockholder Approval Rule because the terms of the warrants provide that the aggregate number of shares of our common stock issuable upon exercise of the Warrants may not exceed 9,350,864 (the “Share Cap”), which is 19.99% of the total number of shares outstanding on the day on which we issued the Warrants. The Share Cap was included to avoid a violation of the NYSE Stockholder Approval Rule. But for the Share Cap, the Warrants could be exercised for a number of shares of our common stock equal to 20% or more of the shares outstanding immediately prior to the day we issued the Warrants, as further described below.

Shares Issuable Upon Exercise of the Warrants

As described above, upon issuance the Warrants would have been exercisable into 13,490,236 shares of our common stock at an exercise price of $53.8475 per share but for the Share Cap. The number of shares underlying the Warrants and the effective exercise price of the Warrants are subject to customary anti-dilution adjustments. In addition, the number of shares underlying the Warrants and the effective exercise price of the Warrants are subject to potential further adjustment, the most significant of which would only take effect if such underlying shares are no longer freely tradeable in the public market. This would occur if shares of our common stock issued upon exercise and settlement, or termination, as the case may be, of the warrants, were delivered in a private placement and were subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such shares of our common stock pursuant to any applicable federal or state securities law.

Potential Consequences if Proposal 3 is Not Approved

If we do not obtain stockholder approval of Proposal 3 on or prior to February 11, 2014, the warrants will be subject to termination by each of the Option Counterparties thereto at its option, and in connection with any such termination, we would be required to pay cash to the relevant Option Counterparty (or deliver shares of our common stock with an equal value) in an amount equal to the then-current fair value of the terminated warrants. Furthermore, if, at any time prior to our obtaining stockholder approval of Proposal 3 (or any subsequent, identical proposal submitted to our stockholders), the notional number of shares of our common stock that would be deliverable at such time upon a fair value termination of the warrants were to exceed 60% of the maximum number of shares that are deliverable upon exercise and settlement or termination of the warrants (which maximum is equal to 19.9% of total shares of our common stock outstanding as of the date the warrants were issued, allocated pro rata between the Option Counterparties), the warrants will be subject to termination by each of the Option Counterparties thereto at its option, and in connection with any such termination, we would be required to pay cash to the relevant Option Counterparty, or delivery shares of our common stock with an equal value, in an amount equal to the then-current fair value of the terminated warrants. Any fair value termination of warrants described in the two immediately preceding sentences could, in some circumstances, lead to a termination of the related cash convertible note hedge entered into between us and each of the Option Counterparties, which would leave us unhedged with respect to our cash payment obligations on the Notes, which obligations could be substantially in excess of the principal amount of the Notes.

In addition, if we do not obtain stockholder approval of Proposal 3 on or prior to February 11, 2014, on February 11, 2014, and, unless we subsequently obtain stockholder approval of any identical proposal submitted to our stockholders, on each one year anniversary of such date, the term of the warrants will be extended by one year (and the warrants will become, as of February 11, 2014, exercisable by the Option Counterparties thereto at any time).

Vote Required for Approval

Proposal 3 requires the affirmative vote of the holders of a majority of the total votes cast on the proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE, AS REQUIRED BY THE NYSE STOCKHOLDER APPROVAL RULE, THE ISSUANCE OF UP TO 26,980,472 SHARES OF OUR COMMON STOCK UPON THE POTENTIAL EXERCISE AND SETTLEMENT, OR TERMINATION, AS THE CASE MAY BE, OF THE WARRANTS ISSUED CONCURRENTLY WITH THE SALE OF THE NOTES.

Disclosure of Auditor Fees

Ernst & Young LLP served as our Independent Registered Public Accountant during 2012 and 2011. Fees earned by Ernst & Young LLP for years ended December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
Audit fees(1)
Integrated audit of the financial statements and internal control over financial reporting (including statutory audits of subsidiaries)	$2,307,092	$2,312,000	(3)
Timely quarterly reviews	$191,000	$191,000
SEC filings, including comfort letters, consents and comment letters	$30,000	$0
Accounting consultation	$0	$30,000
Purchase price allocation, including independent valuation review, related to acquisition of ARCO building (Molina Center)	$0	$25,000
Total audit fees	$2,528,092	$2,558,000
Audit-Related Fees(2)
Ohio agreed-upon procedures report	$60,000	$60,000	(4)
Audit workpaper review related to MIC transaction	$0	$7,000
JD Edwards ERP design of controls review	$72,091	$140,000
Service Organizational Control Audits/SAS70s	$558,417	$338,000
Regulatory Audit Workpaper Review	$19,100	$0
Total audit-related fees	$709,608	$545,000
Tax Fees(2)
California Enterprise Zone credit	$195,000	$240,000
Routine On-Call Advisory Services	$12,174	$17,000
Tax Advisory Service	$61,026	$0
Total tax fees	$268,200	$257,000
Total fees	$3,505,900	$3,360,000

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.
(3)	Includes estimated additional billing of $300,000 related to out-of-scope procedures performed to address ineffective ITGC as results of JD Edwards migration.
(4)	Related to the agreed-upon procedures completed in June 20, 2011.

The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the Independent Registered Public Accountant’s independence.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2012. The audit committee has selected Ernst & Young LLP to continue in that capacity for 2013 and is submitting this matter to stockholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the stockholders, the audit committee reserves the right to replace our independent registered public accounting firm at any time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at our 2014 annual meeting of stockholders, including the nomination of a director, and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 200 Oceangate, Suite 100, Long Beach, California 90802. The proposal must be received no later than November 27, 2013.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between January 1, 2014 and January 31, 2014. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.

Cost of Annual Meeting and Proxy Solicitation

Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms. Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com. Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2012, each of our officers, directors, and greater than ten percent stockholders complied with all such filing requirements on a timely basis.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2013 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and President

Dated: March 28, 2013

Appendix A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MOLINA HEALTHCARE, INC.

Molina Healthcare, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

1. The Corporation hereby amends and restates Article IV, Section A of its Certificate of Incorporation (the “Certificate of Incorporation”) to read in its entirety as follows:

“A. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 170,000,000, consisting of (a) 150,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and (b) 20,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).”

2. The foregoing amendment of the Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

3. The foregoing amendment of the Certificate of Incorporation has been duly approved by the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

*****

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Chief Executive Officer on this      day of May, 2013.

Molina Healthcare, Inc.

Joseph M. Molina, M.D.
Chief Executive Officer

A-1

ANNUAL MEETING OF STOCKHOLDERS OF MOLINA HEALTHCARE, INC. May 1, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=137837&p=irol-reportsOther Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20530030003000000000 1 050113 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of three (3) Class II Directors, one (1) Class I Director, and one FOR AGAINST ABSTAIN (1) Class III Director of the Company. 2. Proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from NOMINEES: FOR ALL NOMINEES O Charles Z. Fedak (Class II) 80,000,000 to 150,000,000. O Steven James (Class II) WITHHOLD AUTHORITY O John C. Molina (Class II) FOR ALL NOMINEES O Daniel Cooperman (Class I) FOR AGAINST ABSTAIN O Dale Wolf (Class III) 3. Approval, as required by NYSE Listed Company Rule 312.03(c), FOR ALL EXCEPT of the issuance of up to 26,980,472 shares of our common stock (See instructions below) upon the potential exercise and settlement, or termination, as the case may be, of the warrants issued concurrently with the sale of our 1.125% Cash Convertible Senior Notes due 2020. FOR AGAINST ABSTAIN 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” 2013. and fill in the circle next to each nominee you wish to withhold, as shown here: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, and 4. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 28, 2013. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF MOLINA HEALTHCARE, INC. May 1, 2013 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=137837&p=irol-reportsOther Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. - 20530030003000000000 1 050113 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of three (3) Class II Directors, one (1) Class I Director, and one FOR AGAINST ABSTAIN (1) Class III Director of the Company. 2. Proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from NOMINEES: FOR ALL NOMINEES O Charles Z. Fedak (Class II) 80,000,000 to 150,000,000. O Steven James (Class II) WITHHOLD AUTHORITY O John C. Molina (Class II) FOR ALL NOMINEES O Daniel Cooperman (Class I) FOR AGAINST ABSTAIN O Dale Wolf (Class III) 3. Approval, as required by NYSE Listed Company Rule 312.03(c), FOR ALL EXCEPT of the issuance of up to 26,980,472 shares of our common stock (See instructions below) upon the potential exercise and settlement, or termination, as the case may be, of the warrants issued concurrently with the sale of our 1.125% Cash Convertible Senior Notes due 2020. FOR AGAINST ABSTAIN 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” 2013. and fill in the circle next to each nominee you wish to withhold, as shown here: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise. . If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, and 4. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 28, 2013. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 MOLINA HEALTHCARE, INC. 200 Oceangate, Suite 100 Long Beach, California 90802 This Proxy is Being Solicited on Behalf of the Board of Directors The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints J. Mario Molina, M.D. and Jeff D. Barlow as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2013 Annual Meeting of Stockholders to be held at 300 Oceangate, Suite 950, Long Beach, California, 90802, at 10:00 a.m. local time, on May 1, 2013, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof. (Continued and to be signed on the reverse side.) 14475